US Foods Holding Corp. S-8

Exhibit 5.1

May 17, 2024

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100

Rosemont, IL 60018

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission on or about the date of this letter (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,500,000 additional shares (the “Shares” and individually, a “Share”) of common stock, par value $0.01 per share, of US Foods Holding Corp. (the “Company”), authorized for issuance under the US Foods Holding Corp. Amended and Restated Employee Stock Purchase Plan (the “Plan”).

I am familiar with the Registration Statement and the exhibits thereto. As counsel to the Company, I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified or photostatic copies, and (iv) the due authorization, execution and delivery of all documents.

I render this opinion only with respect to the General Corporation Law of the State of Delaware. I express no opinion concerning the application or effect of the laws of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

It is my opinion that each Share will be legally and validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Share shall have been duly issued and delivered in accordance with the Plan; and (iii) the Company’s books shall reflect the issuance of such Share to the person entitled thereto against payment of the agreed consideration therefor(in an amount not less than the par value thereof), all in accordance with the Plan.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Martha Ha
Martha Ha
EVP, General Counsel and Corporate Secretary